EXHIBIT 12





SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                13 Weeks Ended      39 Weeks Ended
                              Sept.27, Sept 28,   Sept 27, Sept 28,
(millions)                       2003     2002       2003     2002
                                -----    -----     ------   ------

INCOME BEFORE INCOME TAXES      $  54    $  52      $ 158    $ 150

PLUS FIXED CHARGES:

   Interest                       196      202        595      578
   Loss on debt extinguishment      7        -          7        -
   Amortization of debt
    discount/premium                5        3         16       10
                                -----    -----      -----    -----


 Total fixed charges              208      205        618      588
                                -----    -----     ------   ------

EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES            $ 262    $ 257      $ 776    $ 738
                                =====    =====      =====    =====

RATIO OF EARNINGS TO FIXED
   CHARGES                       1.26     1.25       1.26     1.26












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